Exhibit 99.1

CONTACT:
Greg Adams
EDGAR Online, Inc.
COO & CFO
(203) 852-5666
gadams@edgar-online.com

MEDIA CONTACT:
T. David Colgren
Colcomgroup, Inc.
646-536-5103
dcolgren@colcomgroup.com

FOR IMMEDIATE RELEASE

EDGAR® ONLINE, INC. ANNOUNCES NOMINATION OF TWO INDEPENDENT DIRECTORS

John Mutch and William O’Neill nominated for Board of Directors

NORWALK, CT – April 19, 2007 – EDGAR® Online, Inc. (NASDAQ: EDGR) announced today that John Mutch and William O’Neill have been nominated by its Board of Directors to stand for election as director at the Company’s upcoming Annual Meeting.

Mr. John Mutch is currently the managing partner of MV Advisors, LLC, a strategic block investment firm he founded in June 2006. MV Advisors provides focused investment and strategic guidance to small- and mid-cap technology companies. Prior to founding MV Advisors, Mr. Mutch was the President and CEO of Peregrine Systems. In March 2003, Mr. Mutch was appointed to the Peregrine Board of Directors by the U.S. Bankruptcy Court and assisted the company in its bankruptcy work out. He became President and CEO in August 2003 and successfully restructured the company, culminating in the sale of Peregrine to HP in December of 2005 for $425 million.

Prior to that, Mr. Mutch served as President and CEO of HNC Software, an enterprise analytics software provider. Under his leadership, the company grew revenues from $128 million to $226 million. HNC Software was sold to Fair Isaac Corporation in August 2002 for $825 million. He also spent seven years at Microsoft in a variety of executive sales and marketing positions. Mr. Mutch is currently a Director at Phoenix Technologies. He is an honorary member of the Classroom of the Future Foundation’s Board of Directors and active in numerous civic and charitable causes. He earned a Master of Business Administration from the University of Chicago Graduate School of Business and a B.S. from Cornell University where he serves on the advisory board for the undergraduate school of business.

Mr. William J. O’Neill, Jr. is currently the Dean of the Frank Sawyer School of Management at Suffolk University in Boston, Massachusetts. Prior to this appointment, Mr. O’Neill spent thirty years (1969-1999) with the Polaroid Corporation where he held the positions of Executive Vice President of the Corporation, President of Corporate Business Development and Chief Financial Officer. He was also previously a Senior Financial Analyst at Ford Motor Company.

Mr. O’Neill was a Trustee at the Dana Farber Cancer Institute and is currently a member of the Massachusetts Bar Association as well as a member of the Board of Directors of the Greater Boston Chamber of Commerce. He has been a director of CardioTech since May 2004 and was appointed Chairman on August 7, 2006. Since August 2001 he has also been a member of the Board of Directors of Concord Camera. He earned a B.A. at Boston College in mathematics, an M.B.A. in finance from Wayne State University and a J.D. from Suffolk University Law School.

EDGAR Online Announces Nomination of Two Independent Directors

April 19, 2007

Susan Strausberg, EDGAR Online CEO said, “We are honored that Mr. Mutch and Mr. O’Neill have agreed to be nominated to stand for election to our Board of Directors. Both have stellar careers that enable them to bring independent judgment and insight to our business. As we move forward to deliver on our strategic initiatives we depend on the valuable input from the current and future members of our Board.”

In other news the company announced that Richard Rosenfeld has been appointed Vice President and General Counsel. Mr. Rosenfeld has over fifteen years experience as counsel at leading technology, outsourcing, telecommunications and financial data providers. Prior to joining EDGAR Online, he held legal positions at Reuters, Enherent, PricewaterhouseCoopers and most recently Vercuity Solutions, where he served as Secretary and General Counsel. His experience ranges from loan transactions, mergers and acquisitions, information technology, data licenses and business process outsourcing contracts to compliance, human resources, intellectual property and litigation. Mr. Rosenfeld earned a B.A. at Wesleyan University and a J.D. from Tulane University.

About EDGAR® Online®, Inc.

EDGAR Online, Inc. (NASDAQ: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

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